Exhibit (g)(3)

AMENDED AND RESTATED CONFORMING CUSTODIAN AGREEMENT

Amended and Restated Conforming Custodian Agreement (the “Conforming Custodian Agreement”), dated as of October 31, 2017, by and between each entity listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), separately and not jointly, and State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or “Bank”).

WHEREAS, State Street, GMO Trust (the “Trust”) and Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) are parties to an Amended and Restated Custodian Agreement dated August 8, 2017, as amended, supplemented or otherwise modified from time to time (the “Custody Agreement”) pursuant to which State Street agrees to provide certain services to the Trust;

WHEREAS, each of the Funds is party to an existing conforming custodian agreement with State Street, as set forth on Schedule B hereto (each, an “Existing Conforming Custody Agreement”);

WHEREAS, each Fund is a wholly-owned subsidiary of a series of GMO Trust;

WHEREAS, the parties intend to apply the terms of the Custody Agreement to each Fund without modifying the terms of the Custody Agreement with respect to GMO or the Trust; and

WHEREAS, although each Fund is not registered with the U.S. Securities and Exchange Commission as an investment company pursuant to the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), the Fund intends to operate in a manner that complies with the requirements imposed on registered investment companies by the 1940 Act and the rules thereunder.

WHEREAS, each Fund and State Street desire to amend and restate the Existing Conforming Custody Agreement as set forth below;

NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Fund and State Street agree as follows:

1.	The terms of the Custody Agreement shall apply, mutatis mutandis, with respect to the Fund as if it were a series of the Trust; provided that all obligations of GMO in the Custody Agreement shall be the obligations of the Fund. GMO shall have no obligations to State Street with respect to the Fund.

2.	For the avoidance of doubt, the Fund and State Street shall be liable to the other to the extent and under the circumstances described in the Custody Agreement.

3.	This Conforming Custody Agreement supersedes the Existing Conforming Custody Agreements set forth on Schedule B hereto.

4.	This Conforming Custody Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received in electronically transmitted form.

[Signature page immediately follows]

IN WITNESS WHEREOF; the parties hereto have caused this Amended and Restated Conforming Custodian Agreement to be duly executed as of the day and year first written above.

each of the entities listed on schedule a hereto

By:	/s/ Gregory L. Pottle
Name:	Gregory L. Pottle
Title:	Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

SCHEDULE A

GMO Special Opportunities SPC Ltd.

GMO Benchmark-Free SPC Ltd.

GMO Implementation SPC Ltd.

SCHEDULE B

Conforming Custodian Agreement dated February 24, 2015 by and between GMO Implementation SPC Ltd. and State Street Bank and Trust Company

Amended and Restated Conforming Custody Agreement dated February 24, 2015 by and between GMO Special Opportunities SPC Ltd. and State Street Bank and Trust Company.

Conforming Custodian Agreement dated April 13, 2015 by and between GMO GAAR Implementation SPC Ltd. and State Street Bank and Trust Company. GMO GAAR Implementation SPC Ltd. changed its name to GMO Benchmark-Free SPC Ltd. as of August 6, 2015.